FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
AREP Increases Lear Offer to $37.25 Per Share
Annual Meeting of Stockholders to be adjourned until July 16, 2007
     Southfield, Mich., July 9, 2007 – Lear Corporation [NYSE: LEA] (“Lear”), a leading global supplier of automotive seating, electronics and electrical distribution systems, today announced that its Board of Directors has approved an amendment to the Merger Agreement with American Real Estate Partners, L.P. [NYSE: ACP] (“AREP”), a diversified holding company. Under this amendment, AREP has agreed to increase its offer price for shares of Lear common stock from $36 to $37.25 per share.
     “The Lear Board concluded unanimously that the original Merger Agreement with AREP was fair and in the best interests of Lear’s stockholders. The increased price makes the transaction even more attractive,“ commented Larry W. McCurdy, Lear’s lead independent director. “We believe the revised price represents a meaningful increase in value for Lear stockholders, and we strongly encourage a vote in favor of the revised Merger Proposal,” McCurdy added.
     In conjunction with the amended Merger Agreement, the Company intends to convene its Annual Meeting of Stockholders planned for Thursday, July 12, 2007 at 10:00 a.m. (Eastern Time) and then immediately adjourn the meeting, with no vote being taken on any matter, until Monday, July 16, 2007 at 1:00 p.m. (Eastern Time). The location for both meetings is the Hotel du Pont, located on 11th and Market Streets, Wilmington, Delaware 19801. Lear stockholders of record as of May 14, 2007 are eligible to vote on the Merger Proposal and other matters that will be considered at the July 16, 2007 meeting.
     A Proxy Supplement outlining the revised terms will be filed with the Securities and Exchange Commission, and mailed to all Lear stockholders of record who do not exercise their appraisal rights. If stockholders holding a majority of the outstanding shares of Lear’s common stock approve the revised Merger Proposal, all Lear stockholders will receive $37.25 in cash following the closing.

     Under the amended Merger Agreement, and subject to certain exceptions, in the event that holders of a majority of Lear’s outstanding shares do not approve the Merger Proposal by July 16, 2007, AREP will be entitled to receive a payment of $12.5 million in cash as well as 335,570 shares of Lear common stock. In addition, the Company has agreed to increase the Icahn group’s share ownership limitation under Section 203 of the Delaware General Corporation Law from 24% to 27% of Lear’s outstanding common stock. The amended Merger Agreement will terminate by its terms in the event that Lear’s stockholders do not approve the Merger Proposal by July 16, 2007.
     The consummation of the merger is subject to customary conditions, including approval by the holders of a majority of the outstanding shares of the Company’s common stock. Lear stockholders are encouraged to read the definitive Proxy Statement and Supplements for complete details regarding the Merger Agreement, and to complete and sign their proxy/voting instruction cards.
About Lear
     Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electronic products and electrical distribution systems. Lear’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 236 facilities in 33 countries. Lear’s headquarters are in Southfield, Michigan. Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
About AREP
     American Real Estate Partners, L.P. (“AREP”), a master limited partnership, is a diversified holding company engaged in a three primary business segments: Gaming, Real Estate and Home Fashion. AREP is traded on the New York Stock Exchange under the symbol [ACP]. To learn more about AREP, please visit the Internet at http://www.arep.com.
Important Additional Information has been filed with the SEC
     In connection with the proposed merger, Lear filed a definitive Proxy Statement, and Supplements thereto, with the Securities and Exchange Commission (“SEC”) on May 23, 2007 and June 18, 2007, respectively, for its stockholders’ meeting. A further Supplement covering the terms of the amended Merger Agreement will be filed with the SEC. Lear has also filed with the SEC additional materials regarding the meeting. Before making any voting decision, Lear’s stockholders are urged to read the Proxy Statement, as supplemented, regarding the merger carefully in its entirety because it contains important information about the proposed transaction. Lear’s stockholders and other interested parties may also obtain, without charge, a copy of the Proxy Statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. Lear’s stockholders and other interested parties may also obtain, without charge, a copy of the Proxy Statement and other relevant documents by directing such request to Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086-5008, Attention: Investor Relations, or through Lear’s website at www.lear.com.
     Lear and its directors and officers may be deemed to be participants in the solicitation of proxies from Lear’s stockholders with respect to the merger. Information about Lear’s directors and executive officers and their ownership of Lear’s common stock is set forth in the Proxy Statement. Stockholders and investors may obtain additional information regarding the interests of Lear and its directors and executive officers in the merger, which may be different than those of Lear’s stockholders generally, by reading the Proxy Statement and other relevant documents regarding the merger, which have been, and which may in the future be, filed with the SEC.
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